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                                                                   EXHIBIT 6.9

                                   AGREEMENT
                                   ---------

          This Agreement is made and entered into as of the 7th day of February, 1997 by and between INTERNATIONAL COMPUTEX, INC., a Georgia corporation ("ICI"), and H.J. MEYERS & CO., INC. ("H.J. Meyers").

          The parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby enter into the following agreements relating to an offer to be made by ICI to offer rescission (the "Rescission Offer") to the purchasers ("Purchasers") of Senior Debentures of ICI, in the aggregate principal amount of $1,115,000 (the "Debentures"), sold by H.J. Meyers on behalf of ICI in a private placement offering:

          1. ICI agrees to furnish to each of the Purchasers a rescission letter, in such form as shall have been approved by H.J.Meyers, offering to refund to them the full amount of their investment, plus interest from their respective dates of subscription in the amount of six percent (6%) per annum, if they elect to rescind their investment.

          2. In light of certain misunderstandings that occurred in connection with the sale of the Debentures, H.J. Meyers has agreed to make the following payments to ICI, in each case due and payable within two business days after ICI notifies H.J. Meyers that ICI has become obligated to make rescission payments to a particular Purchaser:

              (a) The full amount of the commissions and nonaccountable expense reimbursement received by H.J. Meyers with respect to the particular Purchaser; and

              (b) An amount equal to the interest payments that must be made by ICI to the particular Purchaser pursuant to the Rescission Offer.

          3. ICI will notify H.J. Meyers on an ongoing basis as notices of rescission are received from subscribers for the Debentures.

          4. ICI and H.J. Meyers will instruct their respective legal counsel to assist in modifying the Registration Statement to (a) include the Debenture Warrants and the Common Stock that may be acquired pursuant to exercise of those Warrants in the Registration Statement for the initial public offering of ICI and (b) to reflect the "lock up" provision to be described in the Rescission Offer. Further, H.J. Meyers will instruct its legal counsel to take appropriate steps to inform the Securities and Exchange Commission, at the time the initial public offering is filed or promptly thereafter, with respect to the circumstances surrounding the Rescission Offer.
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          5.  H.J. Meyers will reimburse ICI in the amount of $8,000 for legal expenses incurred in addressing certain issues pertaining to the Debentures. Such payment shall be made within ten (10) business days after the date of this Agreement.

          6. H.J. Meyers will reimburse and indemnify ICI for all other costs that ICI must pay to third parties, excluding costs associated with securities registration, as a result of the misunderstandings related to the sale of the Debentures. ICI shall not settle or otherwise dispose of any claim made by a third party for which ICI seeks indemnification under this paragraph without first obtaining the express written consent of H.J. Meyers, which consent shall not be unreasonably withheld. This indemnification shall be in addition to, and is not in lieu of, any liability that H.J. Meyers may have under the terms of the Selling Agent Agreement in connection with the offer and sale of the Debentures.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

                                       INTERNATIONAL COMPUTEX, INC.

                                       By:
                                          --------------------------------------

                                       Title:
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                                       H. J. MEYERS & CO., INC.

                                       By:
                                          --------------------------------------

                                       Title:
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